Exhibit 99.1

Company Contact:               Vicken Festekjian

Chief Financial Officer

(310) 460-0050

FOR IMMEDIATE RELEASE

MOSSIMO, INC. REPORTS FOUTH QUARTER FISCAL 2005 RESULTS

Santa Monica, California, March 30, 2006--Mossimo, Inc. (NASDAQ: MOSS) today announced financial results for the fourth quarter and fiscal year ended December 31, 2005.

Mossimo, Inc. reported fourth quarter 2005 total net revenues increased to $6.5 million compared to $3.2 million for the same period last year. The Company reported fourth quarter net earnings of $15,000 compared to net earnings of $629,000 for the same period last year, and diluted earnings per share of $0.00 compared to diluted earnings per share of $0.04 for the same period last year.

Total revenues for the fiscal year ended December 31, 2005 were $31.0 million compared to $20.5 million in the same period last year. The company reported net earnings for fiscal 2005 of $4.7 million compared to net earnings of $2.7 million in the corresponding period a year ago, and diluted earnings per share of $0.30 compared to diluted earnings per share of $0.17 for the same period last year.

Edwin Lewis, President and Co-Chief Executive Officer stated, “We are pleased with our fiscal 2005 results, which were driven primarily by increased sales at Target and improvements at Modern Amusement.”

To listen to the Mossimo prerecorded fourth quarter and fiscal 2005 year-end earnings call, please dial (719) 457-0820 or (888) 203-1112, followed by the conference identification number #9456068.  This call will be available beginning today, March 30, 2006 at 4:00 pm ET and run through April 6, 2006 at 11:59 pm ET.

Founded in 1987, Mossimo, Inc. is a designer, licensor and distributor of men’s, women’s, boy’s and girl’s apparel, footwear, and other fashion accessories such as jewelry, watches, handbags, and belts.

The matters discussed in this news release with respect to operations and future results, and the benefits thereof, are forward looking statements that involve risks and uncertainties, including the demand for the Company’s products in Target stores which have not traditionally sold the Company’s products, changes in consumer demands and preferences, shifting trends in the overall retail and apparel market, competition from other lines, changes in consumer spending patterns and general economic conditions, and uncertainties generally associated with product introductions and apparel retailing.  Forward looking statements are not guarantees and involve known and unknown risks and uncertainties, any of which could cause actual results to vary materially from anticipated results. Operating results stated herein are not necessarily indicative of results that may be expected in future periods.  More information on risk factors, which could affect the Company’s financial results, is included in the Company’s Forms 10-K and 10Q, periodically filed with the S.E.C.

(Tables to Follow)

MOSSIMO, INC.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(IN THOUSANDS, EXCEPT PER SHARE DATA)

(Unaudited)

	For the Three Months December 31,		For the Years Ended December 31,

	2005	2004	2005	2004

Revenue from license royalties and design service fees	$4,593	$2,533	$24,298	$18,714

Product sales	1,955	624	6,730	1,821

Total revenues	6,548	3,157	31,028	20,535

Operating expenses:
Cost of product sales	1,056	352	3,993	1,241
Selling, general and administrative expenses	5,431	1,897	20,294	14,843
Goodwill impairment loss	212	—	212	—
Total operating expenses	6,699	2,249	24,499	16,084

Operating earnings (loss)	(151)	908	6,529	4,451

Other expenses, net	—	—	—	(71)
Interest income	188	27	420	104
Earnings before income taxes	37	935	6,949	4,484

Income taxes	22	306	2,248	1,783

Net earnings	$15	$629	$4,701	$2,701

Earnings per common share:
Basic	$0.00	$0.04	$0.30	$0.17
Diluted	$0.00	$0.04	$0.30	$0.17
Weighted average common shares outstanding:
Basic	15,751	15,738	15,751	15,738
Diluted	15,784	15,759	15,784	15,759

MOSSIMO, INC.

CONSOLIDATED BALANCE SHEETS

(IN THOUSANDS, EXCEPT SHARE DATA)

	December 31,
	2005	2004
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$19,658	$4,903
Restricted cash	726	413
Investments	—	4,800
Accounts receivable	4,372	2,908
Merchandise inventory	101	539
Deferred income taxes	4,004	1,869
Prepaid expenses and other current assets	388	436
Total current assets	29,249	15,868

PROPERTY AND EQUIPMENT, at cost, net of accumulated depreciation and amortization	893	1,117

DEFERRED INCOME TAXES	1,923	6,068

GOODWILL	—	212

TRADENAME	90	112

OTHER ASSETS	79	96
	$32,234	$23,473

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$884	$352
Accrued liabilities	503	809
Accrued commissions	388	258
Accrued bonuses	3,458	206
Total current liabilities	5,233	1,625

DEFERRED RENT	128	135
Total liabilities	5,361	1,760

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
Preferred stock, par value $.001; authorized shares 3,000,000; no shares issued or outstanding	—	—
Common stock, par value $.001; authorized shares 30,000,000; issued and outstanding 15,828,754 at December 31, 2005 and and 15,738,442 at December 31, 2004	15	15
Additional paid-in capital	40,222	39,763
Accumulated deficit	(13,364)	(18,065)
Net stockholders’ equity	26,873	21,713
	$32,234	$23,473